Exhibit 3.105

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	The name of the limited liability company is ARAMARK Clinical Technology Services, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1.	The name of the limited liability company is ARAMARK Healthcare Technologies, LLC.

3.	This Certificate of Amendment of the Certificate of Formation shall become effective on April 30, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 26th day of April, 2012.

By	/s/ George M. Gowen III
George M. Gowen, III
Authorized Agent

CERTIFICATE OF FORMATION

OF

ARAMARK CLINICAL TECHNOLOGY SERVICES, LLC

1.	The name of the limited liability company (the “Company”) is

ARAMARK CLINICAL TECHNOLOGY SERVICES, LLC

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of the Company is to engage in any and all business in which limited liability companies are permitted under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of March, 2007.

By:	/s/ RICHARD NEGRIN
Richard Negrin
Organizer